For more information contact: Bruce Kay Markel Corporation 804-747-0136 bkay@markelcorp.com

FOR IMMEDIATE RELEASE

MARKEL REPORTS 2015 FINANCIAL RESULTS

Richmond, VA, February 10, 2016 --- Markel Corporation (NYSE: MKL) reported book value per common share outstanding of $561.23 at December 31, 2015, up 3% from $543.96 at December 31, 2014. Over the five-year period ended December 31, 2015, compound annual growth in book value per common share outstanding was 11%. Comprehensive income to shareholders was $232.7 million for the year ended December 31, 2015 compared to $935.9 million in 2014. The combined ratio was 89% in 2015 compared to 95% in 2014. Diluted net income per share was $41.74 for the year ended December 31, 2015 compared to $22.27 in 2014.

Alan I. Kirshner, Executive Chairman, commented, "2015 was a tremendous year for our underwriting operations, which made substantial contributions to profitability despite challenging market conditions. We celebrated the 10 year anniversary of our Markel Ventures operations this year, which surpassed $1.0 billion in revenues, and welcomed the addition of CapTech in late 2015. We continue to pursue growth opportunities in both our Markel Ventures and insurance operations. We are excited about the recent Markel CATCo transaction, which expands our presence in the insurance-linked securities space and provides us with a platform to bring new insurance and investment products to the market. Overall, we are pleased with our 2015 results. We continue to drive shareholder value and want to thank our associates for their significant contributions in 2015."

The following tables present selected financial data from 2015 and 2014.

	Years Ended December 31,
(in thousands, except per share amounts)	2015	2014
Net income to shareholders	$582,772	$321,182
Comprehensive income to shareholders	$232,723	$935,934
Weighted average diluted shares	14,061	14,057
Diluted net income per share	$41.74	$22.27

(in thousands, except per share amounts)	December 31, 2015	December 31, 2014
Book value per common share outstanding	$561.23	$543.96
Common shares outstanding	13,959	13,962

Comprehensive income to shareholders for 2015 was $232.7 million compared to $935.9 million in 2014. The decrease was due to a decrease in net unrealized gains on investments, net of taxes, of $320.5 million in 2015 compared to an increase in net unrealized gains on investments, net of taxes, of $661.7 million in 2014, partially offset by higher net income to shareholders in 2015 compared to 2014. The decrease in net unrealized gains on investments, net of taxes, in 2015 was attributable to a decrease in the fair value of our fixed maturity and equity portfolios as of December 31, 2015 compared to December 31, 2014. Net income to shareholders was $582.8 million in 2015 and $321.2 million in 2014. The increase in net income to shareholders and diluted net income per share during 2015 was driven by more favorable underwriting results and higher net realized investment gains, partially offset by higher income tax expense compared to 2014.

On December 8, 2015, we completed the acquisition of substantially all of the assets of CATCo Investment Management, Ltd. (CATCo IM) and CATCo-Re Ltd. CATCo IM was a leading insurance-linked securities investment fund manager and reinsurance manager headquartered in Bermuda focused on building and managing highly diversified, collateralized retrocession and reinsurance portfolios covering global property catastrophe risks. Results attributable to the acquisition are included within our non-insurance operations, which are not included in a reportable segment.

Underwriting Results

Consolidated

	Combined Ratio Analysis
	Years Ended December 31,
	2015	2014
U.S. Insurance	89%	95%
International Insurance	86%	93%
Reinsurance	90%	96%
Consolidated	89%	95%

The consolidated combined ratio was 89% in 2015 compared to 95% in 2014. The decrease in the consolidated combined ratio was driven by more favorable development on prior years' loss reserves in each of our underwriting segments in 2015 compared to 2014, as well as a lower current accident year loss ratio in 2015 compared to 2014. The decrease in the current accident year loss ratio in 2015 was due in part to lower attritional losses across several product lines in our Reinsurance segment in 2015 compared to 2014.

The 2015 combined ratio included $627.8 million of favorable development on prior years' loss reserves compared to $435.5 million in 2014. The increase in prior year redundancies in 2015 compared to 2014 was due in part to a decrease in the estimated volatility of our consolidated net reserves for unpaid losses and loss adjustment expenses as a result of ceding a significant portion of our asbestos and environmental exposures to a third party during the first and fourth quarters of 2015. As a result of this decrease in estimated volatility, our level of confidence in our net reserves for unpaid losses and loss adjustment expenses increased. Therefore, management reduced prior years' loss reserves by $82.7 million, or approximately two points on the consolidated combined ratio, in order to maintain a consolidated confidence level in a range consistent with our historic levels. This reduction in prior years' loss reserves occurred across all three of our ongoing underwriting segments. We also experienced more favorable development in 2015 compared to 2014 as management had more confidence in the actuarial projections for product lines previously written by Alterra Capital Holdings Limited (Alterra) during 2015 compared to 2014.

U.S. Insurance Segment

The combined ratio for the U.S. Insurance segment for 2015 was 89% compared to 95% in 2014. The decrease in the 2015 combined ratio was due to more favorable development of prior years' loss reserves and a lower expense ratio compared to 2014. The U.S. Insurance segment's 2015 combined ratio included $299.0 million of favorable development on prior years' loss reserves compared to $216.6 million of favorable development in 2014. The increase in prior year redundancies in 2015 was due in part to the increase in the confidence level of our consolidated net loss reserves, as previously discussed, which resulted in an $82.7 million reduction to consolidated prior years' loss reserves, of which $35.2 million was in the U.S. Insurance segment (approximately two points on the segment combined ratio). We also experienced favorable development on prior years' loss reserves in our Global Insurance division in 2015, primarily on our inland marine product line, compared to adverse development in 2014. Favorable development on prior years' loss reserves experienced within the U.S. Insurance segment during 2015 was most significant on our general liability product line and on our brokerage property and workers' compensation product lines. In 2014, the redundancies on prior years' loss reserves were most significant on our general liability and professional liability product lines. Favorable development on our professional liability lines in 2014 was partially offset by adverse development on our architects and engineers product line. The improvement in the U.S. Insurance segment's expense ratio was primarily due to higher earned premiums and lower general expenses.

International Insurance Segment

The combined ratio for the International Insurance segment was 86% for 2015 compared to 93% for 2014. The decrease in the 2015 combined ratio was driven by more favorable development of prior years' loss reserves, partially offset by a higher expense ratio. The International Insurance segment's 2015 combined ratio included $248.8 million of favorable development on prior years' loss reserves compared to $166.6 million of favorable development in 2014. The increase in prior year redundancies in 2015 was due in part to the increase in the confidence level of our consolidated net loss reserves, as previously discussed, which resulted in an $82.7 million reduction to consolidated prior years' loss reserves, of which $32.3 million was in the International Insurance segment (approximately four points on the segment combined ratio). We also experienced more favorable prior year development on our marine and energy and general liability product lines in 2015 compared to 2014. Prior year redundancies in both 2015 and 2014 were most significant on our marine and energy, professional liability and general liability product lines. The increase in the expense ratio was due to higher profit sharing costs, higher general expenses and lower earned premiums in 2015 compared to 2014.

Reinsurance Segment

The combined ratio for the Reinsurance segment was 90% for 2015 compared to 96% for 2014. The decrease in the 2015 combined ratio was driven by a lower current accident year loss ratio and more favorable development on prior years' loss reserves. The decrease in the current accident year loss ratio was driven by lower attritional losses across several product lines in 2015 compared to 2014. The Reinsurance segment's 2015 combined ratio included $97.9 million of favorable development on prior years' loss reserves compared to $80.0 million in 2014. The increase in prior year redundancies in 2015 was due in part to the increase in the confidence level of our consolidated net loss reserves, as previously discussed, which resulted in an $82.7 million reduction to consolidated prior years' loss reserves, of which $15.2 million was in the Reinsurance segment (approximately two points on the segment combined ratio). The favorable development on prior years' loss reserves in 2015 was most significant on our casualty and property lines of business. The favorable development on prior years' loss reserves in 2014 was primarily on our property lines.

Other Insurance (Discontinued Lines) Segment

The Other Insurance (Discontinued Lines) segment produced an underwriting loss of $20.4 million for the year ended December 31, 2015 compared to an underwriting loss of $28.0 million in 2014. The underwriting loss in 2014 included $27.2 million of loss reserve development on asbestos and environmental (A&E) exposures resulting from our annual review of these exposures. During our 2015 annual review, which occurred in the third quarter, we determined that no adjustment to loss reserves was required. During our 2014 annual review, we increased our expectation of the severity of the outcome of certain claims subject to litigation. As the ultimate outcome of known claims increases, our expected ultimate closure value on unreported claims also increases. As a result of these developments, we increased prior years' loss reserves accordingly. A&E loss reserves are subject to significant uncertainty due to potential loss severity and frequency resulting from an uncertain and unfavorable legal climate.
In March and October 2015, we completed two retroactive reinsurance transactions through which we ceded a significant portion of our A&E exposures to a third party. Reserves for unpaid losses and loss adjustment expenses ceded by these transactions that were attributable to A&E exposures represented approximately 55% of our A&E reserves for unpaid losses and loss adjustment expenses as of December 31, 2014. The first transaction resulted in a gain of $5.1 million, which was deferred and will be recognized in earnings in proportion to actual reinsurance recoveries received pursuant to the transaction. The second transaction resulted in an underwriting loss of $10.1 million, which was recognized during the fourth quarter of 2015. Following the October 2015 retroactive reinsurance transaction, our actuaries increased their estimate of the ultimate losses on the remaining A&E claims and management increased prior years’ loss reserves by $15.0 million. Without the diversification of a larger portfolio of loss reserves, there is greater uncertainty around the potential outcomes of the remaining claims, and management strengthened reserves accordingly.
The Other Insurance (Discontinued Lines) segment also included other revenues of $0.6 million and other expenses of $29.1 million for the year ended December 31, 2015 and other revenues of $1.6 million and other expenses of $37.1 million for the year ended December 31, 2014 related to the life and annuity reinsurance business which was acquired as part of the Alterra transaction on May 1, 2013 (the Acquisition Date). This business is in run-off, and we are not writing any new life and annuity reinsurance contracts. The life and annuity benefit reserves on existing obligations are recorded on a net present value basis using assumptions that were determined at the Acquisition Date. The accretion of this discount is included in other expenses. The decrease in other expenses in 2015 compared to 2014 is primarily attributable to lower accretion expense, as a result of a favorable impact from changes in foreign currency exchange rates in 2015 compared to 2014. Other revenues attributable to the life and annuity book included in this segment represent ongoing premium adjustments on existing contracts.

Premiums and Net Retentions

We monitor the effect of movements in foreign currency exchange rates on gross premium volume and earned premiums. To the extent there are significant variations in foreign currency exchange rates between the U.S. dollar and the foreign currencies in which our insurance business is transacted, management uses the change in gross premium volume and earned premiums at a constant rate of exchange to evaluate trends in premium volume. The impact of foreign currency translation is excluded, when significant, as the effect of fluctuations in exchange rates could distort the analysis of trends. When excluding the effect of foreign currency translation on changes in premium, management uses the current period average exchange rates to translate both the current period and the prior period foreign currency denominated gross premiums written and earned premiums.

	Premium Analysis
	Years Ended December 31,
	Gross Written Premiums		Earned Premiums
(dollars in thousands)	2015	2014	2015	2014
U.S. Insurance	$2,504,096	$2,493,823	$2,105,212	$2,022,860
International Insurance	1,164,866	1,200,403	879,426	909,679
Reinsurance	965,374	1,112,728	838,543	908,385
Other Insurance (Discontinued Lines)	(1,424)	(1,441)	351	(12)
Total	$4,632,912	$4,805,513	$3,823,532	$3,840,912

Gross Premium Volume

Gross premium volume decreased 4% in 2015 compared to 2014. At a constant rate of exchange, gross premium volume would have decreased 2% in 2015 compared to 2014. The change is primarily attributable to a 13% decrease in gross premium volume in the Reinsurance segment, or a 10% decrease at a constant rate of exchange. The decrease in gross premium volume in our Reinsurance segment was driven by changes in our auto reinsurance book. During 2014, we ceased writing auto reinsurance in the United Kingdom and decreased our quota share percentage on our non-standard auto reinsurance business in the United States. Additionally, lower gross premium volume in our general liability and property lines within the Reinsurance segment was partially offset by higher gross premium volume in our professional liability line. Gross premium volume in our International Insurance segment decreased 3% in 2015 compared to 2014. At a constant rate of exchange, gross premium volume in the International Insurance segment would have increased 2% in 2015 compared to 2014.

We have continued to see small price increases across many of our product lines during 2015. However, beginning in 2013 and continuing through 2015, we have experienced softening prices across most of our property product lines, as well as on our marine and energy lines. Our large account business is also subject to more pricing pressure. When we believe the prevailing market price will not support our underwriting profit targets, the business is not written. As a result of our underwriting discipline, gross premium volume may vary when we alter our product offerings to maintain or improve underwriting profitability.

Net Retention

Net retention of gross premium volume was 82% for 2015 and 2014. Higher retention in the U.S. Insurance and International Insurance segments was offset by lower retention in the Reinsurance segment in 2015 compared to 2014. Retention rate changes in 2015 were driven by changes in our mix of business when compared to 2014. We purchase reinsurance and retrocessional reinsurance in order to manage our net retention on individual risks and enable us to write policies with sufficient limits to meet policyholder needs.

Earned Premiums

Earned premiums for 2015 decreased slightly compared to 2014. Higher earned premiums in our U.S. Insurance segment were offset by lower earned premiums in the Reinsurance segment and the effects of foreign currency exchange rate movements in our International Insurance and Reinsurance segments. The increase in earned premiums in our U.S. Insurance segment in 2015 was primarily due to higher earned premiums in our program business, general liability lines and personal lines compared to 2014. Lower earned premiums in the Reinsurance segment were due to lower gross premium volume. At a constant rate of exchange, consolidated earned premiums would have increased 2% in 2015 compared to 2014.

Investing Results

Net investment income for 2015 was $353.2 million compared to $363.2 million in 2014. Net investment income in 2015 included lower bond income on our fixed maturity portfolio primarily due to the unfavorable impact of foreign currency exchange rate changes compared to 2014. Net investment income in 2015 also included higher dividend income on our equity portfolio due to higher equity security holdings during 2015 compared to 2014.

Net realized investment gains for 2015 were $106.5 million compared to $46.0 million in 2014. Net realized investment gains for 2015 were net of $44.5 million of write downs for other-than-temporary declines in the estimated fair value of investments compared to $4.8 million of write downs in 2014. The 2015 write downs were all attributable to equity securities. Net realized gains from the sale of equity securities in 2015 were $155.8 million compared to $50.6 million in 2014.
During 2015, we liquidated certain equity securities in our portfolio in light of our outlook on the economic and competitive environment facing those companies.

Markel Ventures Operations

The results of Markel Ventures, a diverse portfolio of industrial and service companies in which we have a controlling interest, are included in other revenues and other expenses. In 2015, other revenues from our Markel Ventures operations were $1.0 billion compared to $838.1 million in 2014. Other expenses from our Markel Ventures operations were $978.1 million in 2015 compared to $775.2 million in 2014. Net income to shareholders from our Markel Ventures operations was $11.0 million in 2015 compared to $9.6 million in 2014 and earnings before interest, income taxes, depreciation and amortization (EBITDA) was $91.3 million in 2015 compared to $81.3 million in 2014.

The increase in revenues from our Markel Ventures operations in 2015 compared to 2014 was primarily driven by our acquisition of Cottrell in July 2014 and higher revenues within certain of our other manufacturing operations due in part to higher sales volumes in 2015 compared to 2014. Revenues for the year ended December 31, 2015 also included growth in certain of our non-manufacturing operations.

Net income to shareholders and EBITDA from our Markel Ventures operations increased in 2015 compared to 2014 due to more favorable results in our manufacturing operations in 2015, partially offset by less favorable results in our non-manufacturing operations in 2015. The increase in net income to shareholders and EBITDA in our manufacturing operations in 2015 was due to increased revenues, as described above, partially offset by an increase in our estimate of the fair value of the contingent consideration obligation related to the acquisition of Cottrell. A portion of the purchase consideration for Cottrell was based on Cottrell's post-acquisition earnings through 2015, as defined in the purchase agreement. During 2015, our estimate of Cottrell's 2015 earnings increased beyond our initial projection. As a result, our estimate of the fair value of the contingent consideration increased by $31.2 million during 2015. The decrease in net income to shareholders and EBITDA in our non-manufacturing operations was primarily attributable to increased expenses at certain of our non-manufacturing operations. Net income to shareholders and EBITDA in our non-manufacturing operations was net of a $14.9 million and $13.7 million non-cash goodwill impairment charge in the fourth quarter of 2015 and 2014, respectively, related to the Diamond Healthcare reporting unit. See below for a reconciliation of Markel Ventures EBITDA to net income to shareholders.

In December 2015, we completed the acquisition of CapTech Ventures, Inc. (CapTech). CapTech is a leading management and IT consulting firm, providing services and solutions to a wide array of customers. Due to the one month lag in consolidating the results of our Markel Ventures operations, the financial results for CapTech will be included in our consolidated statements of income and comprehensive income beginning in January 2016.

Financial Condition

Invested assets were $18.2 billion at December 31, 2015 compared to $18.6 billion at December 31, 2014. Equity securities were $4.1 billion, or 22% of invested assets, at both December 31, 2015 and December 31, 2014. Net unrealized gains on investments, net of taxes, were $1.5 billion at December 31, 2015 compared to $1.8 billion at December 31, 2014. At December 31, 2015, we held securities with gross unrealized losses of $95.9 million, or less than 1% of invested assets. During 2015, we increased our holdings of cash and cash equivalents and short-term investments and reduced our holdings of fixed maturities. At December 31, 2015 short-term investments, cash and cash equivalents and restricted cash represented 26% of our invested assets compared to 22% at December 31, 2014. Fixed maturities at December 31, 2015 represented 52% of our invested assets compared to 56% at December 31, 2014.

At December 31, 2015, our holding company had $1.6 billion of invested assets compared to $1.5 billion of invested assets at December 31, 2014. The increase in holding company invested assets is primarily due to dividends received from our subsidiaries, partially offset by a decrease in unrealized gains on our investment portfolio at December 31, 2015 compared to December 31, 2014.

Net cash provided by operating activities was $651.2 million in 2015 compared to $716.8 million in 2014. Net cash provided by operating activities in 2015 was net of cash payments totaling $156.4 million made in connection with two retroactive reinsurance transactions completed in 2015, in which we ceded two portfolios of policies comprised of liabilities arising from A&E exposures to a third party. Net cash provided by operating activities in 2015 was also net of a $29.0 million cash payment made to transfer our obligations under a reinsurance contract for life and annuity benefits to a third party. Also in 2015, higher cash flows attributable to our Markel Ventures operations were partially offset by higher payments for income taxes compared to the same period of 2014.

Interest Expense and Income Taxes

Interest expense for 2015 was $118.3 million compared to $117.4 million in 2014.

Income tax expense for 2015 was 21% of our income before income taxes compared to 26% in 2014. The decrease in the effective tax rate in 2015 compared to 2014 was primarily due to the impact of foreign tax credits. This decrease was partially offset by the impact of anticipating a smaller tax benefit related to tax-exempt investment income which resulted from having higher estimated income before income taxes in 2015 compared to 2014.

For 2015, the effective tax rate differs from the statutory rate of 35% primarily as a result of credits for foreign taxes paid and tax-exempt investment income. In previous periods, foreign taxes paid were not available for use as tax credits against our U.S. provision for income taxes. Based on our earnings from our foreign operations in 2015, significant foreign taxes paid in both the current period and prior periods have been used as credits against our U.S. provision for income taxes in 2015. Our recognition of these tax credits in 2015 had a favorable impact on our 2015 effective tax rate of approximately 8%. We caution readers that a similar benefit may not be recognizable in future years. For 2014, the effective tax rate differs from the U.S. statutory tax rate of 35% primarily as a result of tax-exempt investment income.

Safe Harbor and Cautionary Statement

This release contains statements concerning or incorporating our expectations, assumptions, plans, objectives, future financial or operating performance and other statements that are not historical facts. These statements are "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995. Such statements may use words such as "anticipate," "believe," "estimate," "expect," "intend," "predict," "project" and similar expressions as they relate to us or our management.

There are risks and uncertainties that may cause actual results to differ materially from predicted results in forward-looking statements. Factors that may cause actual results to differ are often presented with the forward-looking statements themselves. Additional factors that could cause actual results to differ from those predicted are set forth under "Risk Factors" and "Safe Harbor and Cautionary Statement" in our 2014 Annual Report on Form 10-K and most recent Quarterly Report on Form 10-Q or are included in the items listed below:

•
our anticipated premium volume is based on current knowledge and assumes no significant man-made or natural catastrophes, no significant changes in products or personnel and no adverse changes in market conditions;

•	the effect of cyclical trends, including demand and pricing in the insurance and reinsurance markets;

•	actions by competitors, including consolidation, and the effect of competition on market trends and pricing;

•
we offer insurance and reinsurance coverage against terrorist acts in connection with some of our programs, and in other instances we are legally required to offer terrorism insurance; in both circumstances, we actively manage our exposure, but if there is a covered terrorist attack, we could sustain material losses;

•
the frequency and severity of man-made and natural catastrophes (including earthquakes and weather-related catastrophes) may exceed expectations, are unpredictable and, in the case of weather-related catastrophes, may be exacerbated if, as many forecast, conditions in the oceans and atmosphere result in increased hurricane, flood, drought or other adverse weather-related activity;

•
emerging claim and coverage issues, changing legal and social trends, and inherent uncertainties (including but not limited to those uncertainties associated with our A&E reserves) in the loss estimation process can adversely impact the adequacy of our loss reserves and our allowance for reinsurance recoverables;

•
reinsurance reserves are subject to greater uncertainty than insurance reserves, primarily because of reliance upon the original underwriting decisions made by ceding companies and the longer lapse of time from the occurrence of loss events to their reporting to the reinsurer for ultimate resolution;

•
changes in the assumptions and estimates used in establishing reserves for our life and annuity reinsurance book (which is in runoff), for example, changes in assumptions and estimates of mortality, longevity, morbidity and interest rates, could result in material increases in our estimated loss reserves for such business;

•	adverse developments in insurance coverage litigation or other legal or administrative proceedings could result in material increases in our estimates of loss reserves;

•	the failure or inadequacy of any loss limitation methods we employ;

•	changes in the availability, costs and quality of reinsurance coverage, which may impact our ability to write or continue to write certain lines of business;

•	industry and economic conditions, deterioration in reinsurer credit quality and coverage disputes can affect the ability or willingness of reinsurers to pay balances due;

•	after the commutation of ceded reinsurance contracts, any subsequent adverse development in the re-assumed loss reserves will result in a charge to earnings;

•	regulatory actions can impede our ability to charge adequate rates and efficiently allocate capital;

•
general economic and market conditions and industry specific conditions, including extended economic recessions or expansions; prolonged periods of slow economic growth; inflation or deflation; fluctuations in foreign currency exchange rates, commodity and energy prices and interest rates; volatility in the credit and capital markets; and other factors;

•
economic conditions, actual or potential defaults in municipal bonds or sovereign debt obligations, volatility in interest and foreign currency exchange rates and changes in market value of concentrated investments can have a significant impact on the fair value of our fixed maturities and equity securities, as well as the carrying value of our other assets and liabilities, and this impact may be heightened by market volatility;

•	economic conditions may adversely affect our access to capital and credit markets;

•	the effects of government intervention, including material changes in the monetary policies of central banks, to address financial downturns and economic and currency concerns;

•
the impacts that political and civil unrest and regional conflicts may have on our businesses and the markets they serve or that any disruptions in regional or worldwide economic conditions generally arising from these situations may have on our businesses, industries or investments;

•	the impacts that health epidemics and pandemics may have on our business operations and claims activity;

•	the impact of the implementation of U.S. health care reform legislation and regulations under that legislation on our businesses;

•
we are dependent upon the successful functioning and security of our computer systems; if our information technology systems fail or suffer a security breach, our businesses or reputation could be adversely impacted;

•	our acquisition of insurance and non-insurance businesses may increase our operational and control risks for a period of time;

•	we may not realize the contemplated benefits, including cost savings and synergies, of our acquisitions;

•	any determination requiring the write-off of a significant portion of our goodwill and intangible assets;

•	the loss of services of any executive officer or other key personnel could adversely impact one or more of our operations;

•	our expanding international operations expose us to increased investment, political and economic risks, including foreign currency exchange rate and credit risk;

•	our ability to raise third-party capital for existing or new investment vehicles and risks related to our management of third-party capital;

•	the effectiveness of our procedures for compliance with existing and ever increasing guidelines, policies and legal and regulatory standards, rules, laws and regulations;

•
the impact of economic and trade sanctions and embargo programs on our businesses, including instances in which the requirements and limitations applicable to the global operations of U.S. companies and their affiliates are more restrictive than those applicable to non-U.S. companies and their affiliates;

•
a number of additional factors may adversely affect our Markel Ventures operations, and the markets they serve, and negatively impact their revenues and profitability, including, among others: changes in government support for education, healthcare and infrastructure projects; changes in capital spending levels; changes in the housing market; and volatility in interest and foreign currency exchange rates; and

•	adverse changes in our assigned financial strength or debt ratings could adversely impact our ability to attract and retain business or obtain capital.

Our premium volume, underwriting and investment results and results from our non-insurance operations have been and will continue to be potentially materially affected by these factors. By making forward-looking statements, we do not intend to become obligated to publicly update or revise any such statements whether as a result of new information, future events or other changes. Readers are cautioned not to place undue reliance on any forward-looking statements, which speak only as at their dates.
Our previously announced conference call, which will involve discussion of our financial results and business developments and may include forward-looking information, will be held Thursday, February 11, 2016, beginning at 9:30 a.m. (Eastern Time). Any person interested in listening to the call should contact Markel's Investor Relations Department at 804-747-0136. Investors, analysts and the general public also may listen to the call free over the Internet through Markel Corporation's web site, www.markelcorp.com. A replay of the call will also be available on this web site from approximately two hours after the conclusion of the call until Monday, February 22, 2016.

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Markel Corporation is a diverse financial holding company serving a variety of niche markets. The Company's principal business markets and underwrites specialty insurance products. In each of the Company's businesses, it seeks to provide quality products and excellent customer service so that it can be a market leader. The financial goals of the Company are to earn consistent underwriting and operating profits and superior investment returns to build shareholder value. Visit Markel Corporation on the web at www.markelcorp.com.

Markel Corporation and Subsidiaries
Consolidated Statements of Income and Comprehensive Income

	Quarters Ended December 31,		Years Ended December 31,
(dollars in thousands, except per share data)	2015	2014	2015	2014
OPERATING REVENUES
Earned premiums	$958,650	$971,931	$3,823,532	$3,840,912
Net investment income	82,692	93,250	353,213	363,230
Net realized investment gains:
Other-than-temporary impairment losses	(21,108)	(926)	(44,481)	(4,784)
Net realized investment gains, excluding other-than-temporary impairment losses	130,619	18,217	150,961	50,784
Net realized investment gains	109,511	17,291	106,480	46,000
Other revenues	269,607	253,283	1,086,758	883,525
Total Operating Revenues	1,420,460	1,335,755	5,369,983	5,133,667
OPERATING EXPENSES
Losses and loss adjustment expenses	470,819	478,792	1,938,745	2,202,467
Underwriting, acquisition and insurance expenses	369,124	388,897	1,455,080	1,460,882
Amortization of intangible assets	18,444	16,635	68,947	57,627
Other expenses	282,819	256,568	1,046,805	854,871
Total Operating Expenses	1,141,206	1,140,892	4,509,577	4,575,847
Operating Income	279,254	194,863	860,406	557,820
Interest expense	29,637	28,306	118,301	117,442
Income Before Income Taxes	249,617	166,557	742,105	440,378
Income tax expense	51,344	48,335	152,963	116,690
Net Income	198,273	118,222	589,142	323,688
Net income attributable to noncontrolling interests	381	627	6,370	2,506
Net Income to Shareholders	$197,892	$117,595	$582,772	$321,182

OTHER COMPREHENSIVE INCOME (LOSS)
Change in net unrealized gains on investments, net of taxes:
Net holding gains (losses) arising during the period	$18,216	$339,639	$(240,170)	$687,735
Change in unrealized other-than-temporary impairment losses on fixed maturities arising during the period	49	55	160	173
Reclassification adjustments for net gains included in net income	(72,445)	(10,409)	(80,482)	(26,161)
Change in net unrealized gains on investments, net of taxes	(54,180)	329,285	(320,492)	661,747
Change in foreign currency translation adjustments, net of taxes	(6,995)	(12,602)	(29,278)	(32,241)
Change in net actuarial pension loss, net of taxes	(1,759)	(15,714)	(352)	(14,750)
Total Other Comprehensive Income (Loss)	(62,934)	300,969	(350,122)	614,756
Comprehensive Income	135,339	419,191	239,020	938,444
Comprehensive income attributable to noncontrolling interests	355	620	6,297	2,510
Comprehensive Income to Shareholders	$134,984	$418,571	$232,723	$935,934

NET INCOME PER SHARE
Basic	$14.23	$8.10	$41.99	$22.38
Diluted	$14.14	$8.05	$41.74	$22.27

Selected Data			December 31,
(dollars and shares in thousands, except per share data)			2015	2014
Total investments, cash and cash equivalents and restricted cash and cash equivalents			$18,181,345	$18,637,701
Reinsurance recoverable on paid and unpaid losses			2,066,788	1,970,875
Goodwill			1,167,844	1,049,115
Intangible assets			792,372	702,747
Unpaid losses and loss adjustment expenses			10,251,953	10,404,152
Unearned premiums			2,166,105	2,245,690
Senior long-term debt and other debt			2,241,427	2,253,594
Total shareholders' equity			7,834,150	7,594,818
Book value per common share outstanding			$561.23	$543.96
Common shares outstanding			13,959	13,962

Markel Corporation and Subsidiaries
Supplemental Financial Information
For the Quarters and Years Ended December 31, 2015 and 2014

Underwriting Segment Gross Written Premiums
	Quarters Ended December 31,		Years Ended December 31,
(dollars in thousands)	2015	2014	2015	2014
U.S. Insurance	$613,952	$617,709	$2,504,096	$2,493,823
International Insurance	252,904	276,002	1,164,866	1,200,403
Reinsurance	89,698	113,692	965,374	1,112,728
Other Insurance (Discontinued Lines)	(265)	(1,475)	(1,424)	(1,441)
Consolidated	$956,289	$1,005,928	$4,632,912	$4,805,513

Underwriting Segment Net Written Premiums
	Quarters Ended December 31,		Years Ended December 31,
(dollars in thousands)	2015	2014	2015	2014
U.S. Insurance	$519,398	$516,619	$2,106,490	$2,071,466
International Insurance	187,954	195,025	888,214	889,336
Reinsurance	88,256	100,654	824,324	956,584
Other Insurance (Discontinued Lines)	727	(706)	265	(371)
Consolidated	$796,335	$811,592	$3,819,293	$3,917,015

Underwriting Segment Net Earned Premiums
	Quarters Ended December 31,		Years Ended December 31,
(dollars in thousands)	2015	2014	2015	2014
U.S. Insurance	$535,597	$523,289	$2,105,212	$2,022,860
International Insurance	224,490	230,907	879,426	909,679
Reinsurance	197,824	218,268	838,543	908,385
Other Insurance (Discontinued Lines)	739	(533)	351	(12)
Consolidated	$958,650	$971,931	$3,823,532	$3,840,912

Underwriting Segment Combined Ratios
	Quarters Ended December 31,		Years Ended December 31,
	2015	2014	2015	2014
U.S. Insurance	87%	90%	89%	95%
International Insurance	83%	86%	86%	93%
Reinsurance	83%	93%	90%	96%
Consolidated	88%	89%	89%	95%

Reconciliation of Segment Profit (Loss) to Consolidated Operating Income
	Quarters Ended December 31,		Years Ended December 31,
(dollars in thousands)	2015	2014	2015	2014
U.S. Insurance (1)	$69,270	$48,810	$237,597	$96,647
International Insurance (1)	37,513	30,961	127,774	70,437
Reinsurance (1)	31,814	15,278	85,454	39,749
Other Insurance (Discontinued Lines) (1)	(35,263)	(4,350)	(48,882)	(63,472)
Investing	192,203	110,541	459,693	409,230
Other Revenues (Non-Insurance)	269,745	246,679	1,074,427	854,893
Other Expenses (Non-Insurance)	(267,584)	(236,421)	(1,006,710)	(792,037)
Amortization of Intangible Assets	(18,444)	(16,635)	(68,947)	(57,627)
Consolidated	$279,254	$194,863	$860,406	$557,820

(1)	Segment profit (loss) for our underwriting segments includes underwriting profit (loss) as well as other revenues and other expenses from our insurance operations.

Markel Corporation and Subsidiaries
Supplemental Financial Information (continued)
For the Quarters and Years Ended December 31, 2015 and 2014

Other Revenues
	Quarters Ended December 31,		Years Ended December 31,
(dollars in thousands)	2015	2014	2015	2014
Other Revenues (Insurance)
Managing general agent operations	$159	$5,560	$10,202	$23,324
Life and annuity	248	423	617	1,631
Other	(545)	621	1,512	3,677
Insurance Other Revenues	(138)	6,604	12,331	28,632
Other Revenues (Non-Insurance)
Markel Ventures: Manufacturing	187,842	179,905	755,802	575,353
Markel Ventures: Non-Manufacturing	75,523	63,310	291,714	262,767
Other	6,380	3,464	26,911	16,773
Non-Insurance Other Revenues	269,745	246,679	1,074,427	854,893
Consolidated Other Revenues	$269,607	$253,283	$1,086,758	$883,525

Other Expenses
	Quarters Ended December 31,		Years Ended December 31,
(dollars in thousands)	2015	2014	2015	2014
Other Expenses (Insurance)
Managing general agent operations	$2,369	$7,596	$9,619	$22,527
Life and annuity	11,447	11,517	29,057	37,132
Other	1,419	1,034	1,419	3,175
Insurance Other Expenses	15,235	20,147	40,095	62,834
Other Expenses (Non-Insurance)
Markel Ventures: Manufacturing	163,967	158,188	677,054	513,668
Markel Ventures: Non-Manufacturing	91,057	75,903	301,004	261,551
Other	12,560	2,330	28,652	16,818
Non-Insurance Other Expenses	267,584	236,421	1,006,710	792,037
Consolidated Other Expenses	$282,819	$256,568	$1,046,805	$854,871

Reconciliation of Non-GAAP Financial Measure
The following table reconciles earnings before interest, income taxes, depreciation and amortization (EBITDA) of Markel Ventures to consolidated net income to shareholders.

	Quarters Ended December 31,		Years Ended December 31,
(dollars in thousands)	2015	2014	2015	2014
Markel Ventures EBITDA - Manufacturing	$26,318	$24,778	$88,822	$71,133
Markel Ventures EBITDA - Non-Manufacturing	(11,311)	(9,569)	2,456	10,194
Markel Ventures EBITDA - Total	15,007	15,209	91,278	81,327
Interest expense	(3,015)	(3,792)	(13,287)	(12,184)
Income tax expense	(1,371)	(3,431)	(10,710)	(12,848)
Depreciation expense	(7,521)	(7,213)	(30,478)	(24,706)
Amortization of intangible assets	(6,427)	(7,526)	(25,776)	(22,032)
Markel Ventures net income (loss) to shareholders	(3,327)	(6,753)	11,027	9,557
Net income from other Markel operations	201,219	124,348	571,745	311,625
Net income to shareholders	$197,892	$117,595	$582,772	$321,182

Interest expense for the quarters ended December 31, 2015 and 2014 includes intercompany interest expense of $2.2 million and $2.9 million, respectively. Interest expense for the years ended December 31, 2015 and 2014 includes intercompany interest expense of $9.4 million and $8.7 million, respectively.

Markel Ventures EBITDA is a non-GAAP financial measure and is reconciled to consolidated net income to shareholders in the above table. Markel Ventures EBITDA reflects income attributable to our ownership interest in Markel Ventures before interest, income taxes, depreciation and amortization. We use Markel Ventures EBITDA as an operating performance measure in conjunction with U.S. GAAP measures, including revenues and net income, to monitor and evaluate the performance of our Markel Ventures operations.

Markel Corporation and Subsidiaries
Supplemental Financial Information (continued)
For the Quarters and Years Ended December 31, 2015 and 2014

Net Income per Share
Net income per share was determined by dividing adjusted net income to shareholders by the applicable weighted average shares outstanding. Diluted net income per share is computed by dividing adjusted net income to shareholders by the weighted average number of common shares and dilutive potential common shares outstanding during the year.

	Quarters Ended December 31,		Years Ended December 31,
(in thousands, except per share amounts)	2015	2014	2015	2014
Net income to shareholders	$197,892	$117,595	$582,772	$321,182
Adjustment of redeemable noncontrolling interests	1,053	(4,343)	4,144	(8,186)
Adjusted net income to shareholders	$198,945	$113,252	$586,916	$312,996

Basic common shares outstanding	13,984	13,976	13,978	13,984
Dilutive potential common shares from conversion of options	7	10	9	11
Dilutive potential common shares from conversion of restricted stock	81	77	74	62
Diluted shares outstanding	14,072	14,063	14,061	14,057
Basic net income per share	$14.23	$8.10	$41.99	$22.38
Diluted net income per share	$14.14	$8.05	$41.74	$22.27